Exhibit 99.1
Contacts:
Eric Brielmann / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449
MORGANS HOTEL GROUP REPORTS
FOURTH QUARTER 2007 RESULTS
-Strong RevPAR Growth-
-Significant EBITDA and Margin Growth-
NEW YORK, NY — March 12, 2008 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”) today reported financial results for the fourth quarter and year ended December 31, 2007, highlighted by double digit increases in revenue per available room (“RevPAR”), higher operating margins and new unit growth.
Highlights
•	RevPAR for Comparable Hotels[1] increased by 14.1% from the fourth quarter 2006, driven by 10.4% growth in average daily rate (“ADR”).

•	Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA,” as further described below) increased by 30.2% from the prior year period to $34.2 million, despite having three owned hotels in various stages of renovation.

•	Operating margins at Comparable Hotels increased by 230 basis points as compared to the fourth quarter of 2006.

•	The Company raised $142.7 million in cash from the issuance of convertible notes.

•	Since the beginning of the fourth quarter, the Company has repurchased 2.8 million shares of its stock for nearly $50 million.

•	The grand reopening of the Royalton in New York was held in October 2007 with upgraded luxurious rooms, a redesigned lobby and an exciting new restaurant. ADR

[1]	“Comparable Hotels” includes all hotels operated by MHG except for hotels added during or after the relevant comparison period for the prior year, hotels under renovation and development projects. Comparable Hotels for the fourth quarter 2007 excludes Royalton, which was closed for renovation from June 2007 through early October 2007, Mondrian LA, which was under renovation in the fourth quarter of 2007, Mondrian Scottsdale, which was added in May 2006 and under renovation in 2006, and the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which was added in February 2007.

increased by 20.8% in the fourth quarter of 2007 as compared to the same period in the prior year.

•	The upgrades at Delano in South Beach were completed, which included the renovation of the remaining 30% of rooms, the complete renovation of the Agua spa, a new fitness center, and the addition of the Florida room, MHG’s new lounge designed by Lenny Kravitz and Kravitz Design.

•	The Company received a gaming license from the Nevada Gaming Commission in January 2008 and began operating the casino at Hard Rock in March 2008.

•	In January 2008, the Company entered into an agreement to manage a Mondrian hotel in Palm Springs, California, bringing the number of Mondrian hotels open or under development to seven.
“Our results for the quarter were outstanding, with RevPAR growth once again well in excess of industry averages,” said Fred Kleisner, President and Chief Executive Officer of MHG. “Our customers’ reaction to our recent upgrades at Delano and Royalton has been exceptional as proven by our ability to drive higher room rates. Encouraged by the early returns on these hotels, we are looking forward to our repositioning projects at Mondrian LA, Morgans and Hard Rock this year.”
“We believe we are well positioned to navigate the current economic environment and to continue to grow the company. Our gateway markets are generally characterized by diversity in demand including the ability to attract foreign travel and minimal growth in supply. The luxury market has been the best performer over the past several years and we benefit from the strength of our brands and the uniqueness of our product. We have a well-defined growth plan, with a primary focus on adding new Mondrian and Delano hotels and repositioning and utilizing excess capacity at existing hotels. With recent financings in 2007 that raised approximately $200 million in net cash proceeds, we anticipate funding our committed pipeline through existing cash balances and free cash flow.”
“With the combination of strong Comparable Hotel operating growth, new projects underway and increased financial capacity, we believe we are well positioned for the future.”
Fourth Quarter Operating Results
RevPAR for MHG’s Comparable Hotels was $327.87, an increase of 14.1%, or 12.4% excluding the effects of currency fluctuations (“Constant Dollars”), for the fourth quarter 2007 over the comparable period in 2006. At Comparable Hotels, ADR increased by 10.4% to $403.35 and occupancy increased by 3.3% to 81.3% in the fourth quarter of 2007. Adjusted EBITDA margins at Comparable Hotels increased by approximately 230 basis points for the fourth quarter of 2007 over the same period in the prior year due to the significant RevPAR growth.
The growth in RevPAR was driven by strong market trends in Miami, San Francisco and New York. MHG’s hotels benefited from both strong business and leisure demand, including an increase in foreign travel in MHG’s key gateway markets. The Delano hotel in South Beach, which was under renovation in October and November in both 2007 and 2006, achieved a 34.0% RevPAR increase in the fourth quarter of 2007 as compared to the fourth quarter of 2006. For the full year, Delano generated a RevPAR increase of 20.1% resulting in a return on investment of 29% on the capital spent on the partial renovation in 2006. The Royalton hotel in New York, which was closed for renovations from June through early October 2007, generated an ADR increase of 20.8% in the fourth quarter of 2007 as compared to the fourth quarter of 2006.
Adjusted EBITDA increased by 30.2% to $34.2 million for the quarter ended December 31, 2007. Adjusted EBITDA included approximately $1.4 million of one time pre-opening expenses related to the grand reopening of Royalton and the opening of the Florida Room lounge at Delano. Adjusted EBITDA was also affected by lower than expected income related to the lease of the casino operation at Hard Rock (MHG had a 33.3% joint venture interest as of December 31, 2007), as the casino’s income was approximately $1.9 million below the prior year’s quarter. In March 2008, after receiving the necessary approvals from the Nevada Gaming Commission, the lease with the third party was terminated and MHG began operating the casino.
MHG recorded a net loss of $6.1 million for the fourth quarter of 2007, compared to a net loss of $1.1 million for the fourth quarter of 2006, primarily due to equity in losses at unconsolidated joint ventures related to interest and development expenses at the Hard Rock joint venture.
Operating Results for the Twelve Months Ended December 31, 2007
RevPAR for MHG’s Comparable Hotels was $288.24, an increase of 14.5%, or 12.3% excluding the effects of currency fluctuations (“Constant Dollars”), in 2007 over 2006. At Comparable Hotels, ADR increased by 10.7% to $357.59 and occupancy increased by 3.4% to 80.6% in 2007. Adjusted EBITDA margins at Comparable Hotels increased by approximately 90 basis points in 2007 over 2006.
Adjusted EBITDA increased by 29.5% to $110.1 million in 2007. Adjusted EBITDA included approximately $1.6 million of one time pre-opening expenses.
MHG recorded a net loss of $14.8 million in 2007 compared to a net loss of $13.9 million in 2006.
Balance Sheet and Financing
As of December 31, 2007, consolidated debt, which includes long-term debt and capital lease obligations, was $729.2 million including $80.1 million of lease obligations related to Clift. In addition, MHG had cash and cash equivalents of $122.7 million. There were no borrowings outstanding under the Company’s $225 million revolving credit facility. All of MHG’s long-term debt at December 31, 2007 was at fixed rates, either directly or as a result of hedging arrangements.
As of December 31, 2007, MHG had approximately $234.5 million invested in non-EBITDA producing assets including consolidated assets, equity investments in joint ventures and its proportionate share of joint venture debt. These projects included Mondrian South Beach, excess land and branding rights at Hard Rock, Mondrian Las Vegas, Delano Las Vegas, the Delano expansion, Mondrian SoHo and Mondrian Chicago.

On October 17, 2007, MHG issued $172.5 million of its 2.375% Senior Subordinated Convertible Notes (the “Notes”) in a private offering. The Notes are senior subordinated unsecured obligations of MHG and can be converted into shares of MHG’s common stock under certain circumstances and upon the occurrence of specified events. The Notes are guaranteed on an unsecured senior subordinated basis by MHG’s operating company, Morgans Group LLC. Interest on the Notes is payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2008.
In connection with the issuance of the Notes, MHG entered into convertible note hedge and warrant transactions (the “Hedge Transactions”) which had the effect of increasing the conversion price from the initial price of $26.89 up to approximately $40.00 per share. The net price paid for the Hedge Transactions was $24.1 million. MHG received net proceeds from the Notes offering of $142.7 million after fees and expenses and the net cost of the Hedge Transactions.
During the fourth quarter of 2007, the Company repurchased 1.6 million shares of its common stock at an average price of $18.22 for a total of $29.0 million. In the first quarter of 2008, the Company repurchased an additional 1.2 million shares of its common stock at an average price of $16.54 for a total of $19.2 million.
Development Activity
The following outlines the anticipated opening dates of MHG’s new projects and expected completion dates of its renovation projects:

	2008	2009	2010	2011

Mondrian South Beach	x
Mondrian Los Angeles Renovations	x
Morgans Renovations	x
Hard Rock Expansion		x
Mondrian SoHo		x
Delano Expansion		x
Hudson Expansion		x
Mondrian Chicago			x
Delano Las Vegas			x
Mondrian Las Vegas			x
Mondrian Palm Springs				x
Mondrian LA is undergoing a complete rooms renovation led by renowned designer, Benjamin Noriega-Ortiz, which includes a total redesign of the guestrooms, new bathrooms, and re-imagined public spaces designed to create a breathtaking experience. The renovations are scheduled for completion in the third quarter of 2008.
During the summer of 2008, Morgans will undergo a complete renovation and redesign, led by Andrée Putman, the hotel’s original designer. The renovations will include everything from new rooms to new elevators to a redesigned lobby, maintaining the “urban home” concept of the hotel.
MHG is finalizing the design plans for the expansion project at Hard Rock which is expected to more than double the size of the hotel and casino, and add much needed meeting space. Construction is expected to be completed in the second half of 2009. MHG also announced the opening of AGO at Hard Rock, the famous LA and South Beach restaurant known for its celebrity roster. In January, MHG received approval from the Nevada Gaming Commission to operate the casino at Hard Rock and has been operating the casino since March.
In January 2007, MHG announced a new joint venture to develop a Mondrian hotel in downtown Palm Springs with a joint-venture partner. Mondrian Palm Springs is anticipated to have approximately 200 rooms and is expected to open in 2011. Upon completion of the project, MHG expects to operate the hotel under a ten-year management contract with two five-year extension options. The property will be MHG’s seventh announced Mondrian, including the original West Hollywood Mondrian, the new Mondrian Scottsdale, and properties under development in Las Vegas, Miami, Chicago and SoHo.
Guidance For 2008
The statements below represent MHG’s outlook for its business for the fiscal year ending December 31, 2008. The outlook is based upon 2007 results and upon MHG’s expectations for the U.S. economy, inflation levels, hotel supply growth, demand growth in the luxury lodging sector and in particular, in MHG’s markets. While trends in most of MHG’s markets remain strong, the uncertainty in the U.S. economy and the transient nature of MHG’s business makes it difficult to forecast 2008 results with a high degree of accuracy. In addition, MHG is undertaking a number of renovation construction projects which may not be completed in the projected timeframe or may result in higher revenue displacement than estimated by MHG.
2008 Guidance:

Comparable Hotel RevPAR Growth:	5% to 7%
Adjusted EBITDA:	$110 million to $115 million
The Adjusted EBITDA guidance anticipates approximately $12.0 million to $15.0 million in EBITDA displacement due to the renovations planned at Mondrian LA, Morgans and Hard Rock. Due to these renovations, MHG believes that the 2008 Adjusted EBITDA level is not indicative of the normalized “run rate” Adjusted EBITDA of the portfolio.
This guidance also assumes a 33% interest in the Hard Rock joint venture. MHG’s ownership interest is expected to decrease as DLJ Merchant Banking Partners funds the expansion and other equity needs at Hard Rock, resulting in a lower proportionate share of both Adjusted EBITDA and Adjusted Debt. MHG does not currently anticipate funding its pro-rata share of such equity requirements.

Based on current estimates, in 2008 MHG plans to spend approximately $75.0 million to fund equity investments in unconsolidated joint ventures of which approximately $50.0 million relates to the Echelon joint venture with Boyd Gaming. MHG also plans to spend approximately $50.0 million in capital expenditures for renovations of existing hotels and expansion opportunities at owned assets.
MHG plans to fund the above expenditures from its cash and cash equivalents balance of $122.7 million at December 31, 2007 and projected 2008 cash flow from operations after maintenance capital expenditures in the $30 million range.
Conference Call
MHG will host a conference call to discuss the fourth quarter financial results today at 5:00 PM Eastern time.
The call will be webcast live over the Internet at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.
The call can also be accessed live over the phone by dialing 800-683-1525 or 973-872-3197 for international callers; the password is 36430669. A replay of the call will be available two hours after the call and can be accessed by dialing 800-642-1687 or 706-645-9291 for international callers; the password is 36430669. The replay will be available from March 12, 2008 through March 20, 2008.
About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London. MHG and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. MHG has other property transactions in various stages of completion, including projects in Miami Beach, Florida; Chicago, Illinois; SoHo, New York; Las Vegas, Nevada; and Palm Springs, California. For more information please visit www.morganshotelgroup.com.
Forward-Looking and Cautionary Statements
Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; risks associated with the acquisition, development and integration of properties; the seasonal nature of the hospitality business;

changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; the impact of any material litigation; the loss of key members of our senior management; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in MHG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.
###

	Three Months		Year
Income Statement	Ended Dec. 31,		Ended Dec. 31,
(In Thousands, except per share amounts)	2007	2006	2007	2006(1)

Revenues :
Rooms	$54,250	$48,620	$186,752	$168,572
Food & beverage	27,699	22,938	104,271	89,105
Other hotel	3,356	4,228	13,781	15,437

Total hotel revenues	85,305	75,786	304,804	273,114
Management fees	4,490	2,424	18,181	8,769

Total revenues	89,795	78,210	322,985	281,883

Operating Costs and Expenses :
Rooms	13,367	11,542	49,411	43,086
Food & beverage	19,021	15,582	69,998	58,576
Other departmental	2,107	2,349	7,923	7,877
Hotel, selling, general and administrative	16,401	14,809	60,246	55,387
Property taxes, insurance and other	5,527	4,295	19,017	15,995

Total hotel operating expenses	56,423	48,577	206,595	180,921
Corporate expenses :
Stock based compensation	3,460	2,645	19,525	7,939
Other	4,554	5,428	25,218	19,367
Depreciation and amortization	6,980	3,789	21,719	19,112

Total operating costs and expenses	71,417	60,439	273,057	227,339
Operating income	18,378	17,771	49,928	54,544

Interest expense, net	8,834	16,027	41,338	51,564
Equity in loss (earnings) of unconsolidated joint ventures	11,713	34	24,580	(1,459)
Minority interest in joint ventures	983	818	3,566	3,997
Other non-operating (income) loss	5,647	2,811	4,759	3,464

Pre tax income	(8,799)	(1,919)	(24,315)	(3,022)
Income taxes expense (benefit)	(2,562)	(860)	(9,060)	11,204

Net income (loss) before minority interest	(6,237)	(1,059)	(15,255)	(14,226)

Minority interest	(187)	3	(459)	(300)

Net income (loss)	$(6,050)	$(1,062)	$(14,796)	$(13,926)

Income (loss) per share	$(0.18)	$(0.03)	$(0.45)	$(0.30) (2)

(1)	Includes results of our predecessor from January 1, 2006 through February 16, 2006.

(2)	Loss per share represents the loss for Morgans Hotel Group Co. from February 17, 2006, the date of the IPO, to December 31,2006 over the number of shares outstanding in that period.

	( In Actual Dollars)			( In Actual Dollars)			( In Constant Dollars, if different)			( In Constant Dollars, if different)
	Three Months			Year			Three Months			Year
	Ended Dec. 31,		%	Ended Dec. 31,		%	Ended Dec. 31,		%	Ended Dec. 31,		%
Hotel Operating Statistics	2007	2006	Change	2007	2006	Change	2007	2006	Change	2007	2006	Change
Morgans Occupancy	88.5%	88.7%	-0.2%	86.4%	85.0%	1.6%
ADR	$422.48	$368.82	14.5%	$342.15	$311.90	9.7%
RevPAR	$373.89	$327.14	14.3%	$295.62	$265.12	11.5%

Hudson Occupancy	93.2%	93.2%	0.0%	91.8%	87.6%	4.8%
ADR	$348.36	$319.00	9.2%	$283.96	$264.68	7.3%
RevPAR	$324.67	$297.31	9.2%	$260.68	$231.86	12.4%

Delano (1) Occupancy	71.0%	55.1%	28.9%	73.0%	67.1%	8.8%
ADR	$582.64	$560.09	4.0%	$557.29	$504.64	10.4%
RevPAR	$413.67	$308.61	34.0%	$406.82	$338.61	20.1%

Clift Occupancy	77.5%	69.6%	11.4%	74.3%	70.6%	5.2%
ADR	$266.75	$252.30	5.7%	$258.92	$239.21	8.2%
RevPAR	$206.73	$175.60	17.7%	$192.38	$168.88	13.9%

Total Owned — Comparable Occupancy	86.0%	82.0%	4.9%	84.6%	80.5%	5.1%
ADR	$361.54	$330.50	9.4%	$314.22	$289.29	8.6%
RevPAR	$310.92	$271.01	14.7%	$265.83	$232.88	14.1%

St. Martins Lane Occupancy	76.5%	80.1%	-4.5%	77.1%	78.2%	-1.4%	76.5%	80.1%	-4.5%	77.1%	78.2%	-1.4%
ADR	$524.43	$454.01	15.5%	$467.07	$399.13	17.0%	$524.43	$484.66	8.2%	$477.18	$442.92	7.7%
RevPAR	$401.19	$363.66	10.3%	$360.11	$312.12	15.4%	$401.19	$388.21	3.3%	$367.91	$346.36	6.2%

Sanderson Occupancy	78.8%	76.9%	2.5%	77.8%	77.5%	0.4%	78.8%	76.9%	2.5%	77.8%	77.5%	0.4%
ADR	$593.47	$526.22	12.8%	$539.20	$475.31	13.4%	$593.47	$561.76	5.6%	$550.87	$527.45	4.4%
RevPAR	$467.65	$404.66	15.6%	$419.50	$368.37	13.9%	$467.65	$431.99	8.3%	$428.58	$408.77	4.8%

Shore Club Occupancy	62.4%	62.8%	-0.6%	65.1%	65.7%	-0.9%
ADR	$464.03	$412.03	12.6%	$435.81	$373.09	16.8%
RevPAR	$289.55	$258.75	11.9%	$283.71	$245.12	15.7%

System-wide — Comparable Occupancy	81.3%	78.7%	3.3%	80.6%	78.0%	3.4%	81.3%	78.7%	3.3%	80.6%	78.0%	3.4%
ADR	$403.35	$365.28	10.4%	$357.59	$322.96	10.7%	$403.35	$370.70	8.8%	$359.30	$330.80	8.6%
RevPAR	$327.87	$287.48	14.1%	$288.24	$251.75	14.5%	$327.87	$291.74	12.4%	$289.61	$257.86	12.3%

Royalton (2) Occupancy	80.9%	90.4%	-10.5%	84.7%	87.4%	-3.1%
ADR	$488.45	$404.32	20.8%	$384.31	$339.48	13.2%
RevPAR	$395.16	$365.51	8.1%	$325.51	$296.71	9.7%

Mondrian LA (3) Occupancy	55.1%	71.4%	-22.8%	76.5%	79.1%	-3.3%
ADR	$337.99	$310.40	8.9%	$326.82	$315.25	3.7%
RevPAR	$186.23	$221.63	-16.0%	$250.02	$249.36	0.3%

Mondrian Scottsdale (4) (5) Occupancy	47.0%	40.6%	15.8%	56.0%	44.0%	27.3%
ADR	$222.53	$183.03	21.6%	$203.32	$161.61	25.8%
RevPAR	$104.59	$74.31	40.7%	$113.86	$71.11	60.1%

Hard Rock (4) (6) Occupancy	92.5%	89.3%	3.6%	94.3%	94.3%	0.0%
ADR	$171.16	$170.97	0.1%	$205.62	$188.20	9.3%
RevPAR	$158.32	$152.68	3.7%	$193.90	$177.47	9.3%

(1)	Hotel was under renovation in October and November of 2007 and 2006.

(2)	Hotel was closed for renovation from June 2007 through early October 2007. Occupancy statistics are presented for periods when the hotel was open.

(3)	Hotel was under renovation beginning in September 2007

(4)	For comparison purposes, includes periods when MHG did not operate the hotel.

(5)	Hotel was added in 2006 and under renovation in 2006.

(6)	Hotel was added in February 2007.

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.
We disclose Adjusted EBITDA because we believe it provides a meaningful comparison to our EBITDA as it excludes other non-operating (income) expenses that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a fee simple ownership interest. It also excludes stock-based compensation expense.
The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.
Adjusted Debt
We disclose Adjusted Debt because we believe it provides a more meaningful comparison to our Adjusted EBITDA and is a useful tool to assess the value of MHG. Adjusted Debt is defined as long-term debt and capital lease obligations under U.S. GAAP less the lease obligation related to Clift.

A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

	Three Months		Year
EBITDA Reconciliation	Ended Dec. 31,		Ended Dec. 31,
(In Thousands)	2007	2006	2007	2006(1)

Net income (loss)	$(6,050)	$(1,062)	$(14,796)	$(13,926)
Interest expense,net	8,834	16,027	41,338	51,564
Income tax expense	(2,562)	(860)	(9,060)	11,204
Depreciation and amortization expense	6,980	3,789	21,719	19,112
Proportionate share of interest expense from unconsolidated joint ventures	12,282	2,217	36,908	6,030
Proportionate share of depreciation expense from unconsolidated joint ventures	3,622	1,829	10,150	5,427
Proportionate share of depreciation expense of consolidated joint ventures	(53)	(122)	(497)	(491)
Minority interest	(187)	3	(459)	(300)

EBITDA	22,866	21,821	85,303	78,620

Add : Other non operating expense (income)	5,647	2,811	4,759	3,464
Add : Other non operating expense (income) from unconsolidated joint ventures	4,081	536	7,310	536
Less : Clift	(1,898)	(1,588)	(6,755)	(5,475)
Add : Stock based compensation	3,460	2,645	19,525	7,939

Adjusted EBITDA	$34,156	$26,225	$110,142	$85,084

(1)	Includes results of our predecessor from January 1, 2006 through February 16, 2006.

	Three Months			Year
Room Revenue Analysis	Ended Dec. 31,		%	Ended Dec. 31,		%
(In Thousands, except percentages)	2007	2006	Change	2007	2006	Change

Morgans	$3,886	$3,399	14%	$12,190	$10,931	12%
Hudson	24,034	22,024	9%	76,610	68,106	12%
Delano	7,387	5,509	34%	28,923	23,961	21%
Clift	6,907	5,861	18%	25,497	22,370	14%

Total Owned — Comparable	42,214	36,793	15%	143,220	125,368	14%
Royalton	6,107	5,683	7%	13,840	18,307	-24%
Mondrian LA	4,063	4,832	-16%	21,623	21,580	0%
Mondrian Scottsdale	1,866	1,312	42%	8,069	3,317	143%

Total Owned	$54,250	$48,620	12%	$186,752	$168,572	11%

	Three Months			Year
Hotel Revenue Analysis	Ended Dec. 31,		%	Ended Dec. 31,		%
(In Thousands, except percentages)	2007	2006	Change	2007	2006	Change

Morgans	$7,224	$6,435	12%	$24,124	$22,219	9%
Hudson (1)	30,482	27,521	11%	101,271	88,083	15%
Delano	14,707	12,117	21%	56,603	50,433	12%
Clift	12,148	10,570	15%	43,337	38,686	12%

Total Owned — Comparable	64,561	56,643	14%	225,335	199,421	13%

Royalton	8,004	7,453	7%	18,290	24,211	-24%
Mondrian LA	8,583	9,805	-12%	44,443	43,979	1%
Mondrian Scottsdale	4,157	1,885		16,736	5,503

Total Owned	$85,305	$75,786	13%	$304,804	$273,114	12%

(1)	Includes $1,114,000 and $4,264,000 of catering revenue for the three and twelve months ended December 31, 2007. Catering operations were run by a third party in 2006.

	Three Months			Year
Hotel EBITDA Analysis	Ended Dec. 31,		%	Ended Dec. 31,		%
(In Thousands, except percentages)	2007	2006	Change	2007	2006	Change

Morgans	$2,229	$2,029	10%	$5,920	$5,346	11%
Hudson	15,507	14,369	8%	43,075	38,898	11%
Delano	4,869	2,886	69%	19,422	16,059	21%
Clift	1,898	1,588	20%	6,755	5,475	23%

Owned Comparable Hotels	24,503	20,872	17%	75,172	65,778	14%

St Martins Lane	3,345	2,668	25%	9,293	7,571	23%
Sanderson	2,262	1,695	33%	5,604	5,136	9%
Shore Club	240	187	28%	901	747	21%

Joint Venture Comparable Hotels	5,847	4,550	29%	15,798	13,454	17%

Total Comparable Hotels	30,350	25,422	19%	90,970	79,232	15%

Royalton — Owned	1,129	3,144	-64%	3,711	7,539	-51%
Mondrian LA — Owned	2,199	3,186	-31%	15,703	16,210	-3%
Mondrian Scottsdale — Owned	(47)	(935)		(523)	(1,824)
Hard Rock — Joint Venture	2,460			13,991

Total Hotels	36,091	30,817	17%	123,852	101,157	22%

Balance Sheet
(In Thousands)

	Dec 31,	Dec 31,
	2007	2006

Cash	$122,712	$27,549
Restricted cash	28,604	24,368
Property and equipment	535,609	494,537
Goodwill	73,698	73,698
Accounts receivable	14,210	12,253
Prepaid expenses and other assets	11,369	8,175
Investments in joint ventures	110,500	30,400
Other assets	46,876	87,026

Total assets	943,578	758,006

Long-term debt	649,107	474,460
Capital lease obligations — Clift	80,092	78,737
Accounts payable and accrued expenses	37,332	30,074
Other liabilities	27,979	21,806
Deferred income taxes	—	10,166

Total liabilities	794,510	615,243
Minority interests	19,833	20,317
Stockholders’ equity	129,235	122,446

Total liabilities and equity (deficit)	$943,578	$758,006

Adjusted Debt
(In Thousands)
A reconciliation of long-term debt and capital lease obligations, the most directly comparable U.S. GAAP measure, to Adjusted Debt is indicated as follows:

Dec. 31,
2007

Adjusted Debt — Consolidated
Long term debt and capital lease obligations	$729,199
Less: Clift Capitalized Lease	(80,092)

Adjusted debt — Consolidated	649,107

Other Data (In Thousands)

Proportionate Share of Debt — Joint Ventures

London	$104,706
Shore Club	8,589
Mondrian South Beach	50,493
Hard Rock	264,484

Proportionate share of debt — joint ventures	428,272

Investments in Non-EBITDA Producing Assets (1)

Delano expansion	$17,338
Mondrian South Beach — represents initial investment of $19.0 million and proportionate share of debt of $50.5 million	69,453
Hard Rock — proportionate share of excess land and intellectual property rights	99,853
Deposit and initial investment in Echelon	42,019
Mondrian Soho — equity investment	5,051
Mondrian Chicago — equity investment	834

Investments in Non-EBITDA Producing Assets	$234,548

(1)	The equity investments listed in the table represent the cash invested in the joint ventures. The following is the balance per the financial statements which includes equity in income or losses of unconsolidated joint ventures :

Amount
Mondrian South Beach	13,373
Hard Rock	36,767
Echelon	40,826
Mondrian SoHo	5,051
Mondrian Chicago	834